Exhibit 5.1

Our ref          JLH/815323-000001/25758350v4

CASI Pharmaceuticals Holdings, Inc.

1701-1702, China Central Office Tower 1

No. 81 Jianguo Road Chaoyang District

Beijing, 100025

People’s Republic of China

31 January 2023

Dear Sirs

CASI Pharmaceuticals Holdings, Inc.

We have acted as Cayman Islands legal advisers to CASI Pharmaceuticals Holdings, Inc. (the "Company") in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, to date relating to (i) the merger of CASI Pharmaceuticals, Inc. ("CASI") with and into the Company with the Company as the surviving company (the "Merger") and (ii) the related issuance by the Company of ordinary shares of a par value of US$0.0001 each (the "Shares") upon the Merger becoming effective.

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 10 January 2023 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered on 10 January 2023 (the "Pre-Merger Memorandum and Articles").

1.3	The amended and restated memorandum and articles of association of the Company conditionally adopted by a special resolution of the Company dated 31 January 2023 and to be effective at the Effective Time (as defined in the Merger Agreement below) (the "Memorandum and Articles").

1.4	The Agreement and Plan of Merger by and between the Company and CASI dated 31 January 2023 (the "Merger Agreement").

1.5	The written resolutions of the sole director of the Company dated 31 January 2023 (the "Director Resolutions").

1.6	The written resolutions of the sole shareholder of the Company dated 31 January 2023 (the "Shareholder Resolutions").

1.7	A certificate from the sole director of the Company, a copy of which is attached hereto as Annexure (the "Director's Certificate").

1.8	A certificate of good standing dated 30 January 2023, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.9	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.4	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

3	Opinions

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company at the Effective Time will be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Cayman Islands Taxation" in the proxy statement/prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", " Background and Reasons for the Redomicile Merger" and "Legal Matters" and elsewhere in the proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Annexure

Director's Certificate